                                                                    Exhibit 99.1

                                            FOR:   SKILLSOFT PLC

                                                   COMPANY CONTACT:
                                                   Tom McDonald
                                                   Chief Financial Officer
                                                   (603) 324-3000, x4232

                                                   INVESTOR CONTACTS:
                                                   Michael Polyviou/Kirin Smith
                                                   Financial Dynamics
                                                   (212) 850-5748

              SKILLSOFT REPORTS FIRST QUARTER FISCAL 2005 RESULTS:
              FIRST QUARTER REVENUE OF $52.8 MILLION; EPS OF $0.03
                         CASH BALANCE AT $106.5 MILLION
   MAINTAINS FULL YEAR FISCAL 2005 FINANCIAL TARGETS WHILE REVISING QUARTERLY
                                    TARGETS

NASHUA, NH, JUNE 3, 2004 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of enterprise e-learning courseware and Referenceware(R) for business and IT professionals, today announced financial results for its fiscal first quarter ended April 30, 2004.

FIRST QUARTER RESULTS

The Company reported total revenue of $52.8 million for the first quarter ended April 30, 2004 of the fiscal year ending January 31, 2005 (fiscal 2005), which represented a 21% increase over the $43.6 million reported in the fiscal 2004 first quarter. Gross margin was 90% for its fiscal 2005 first quarter compared to 87% for its first quarter of fiscal 2004.

The Company's net income was $3.2 million, or $0.03 per basic and diluted share, for its fiscal 2005 first quarter. First quarter net income includes restructuring and other non-recurring expenses of $0.6 million, or $0.01 per basic and diluted share, for costs incurred in connection with the re-filing of statutory tax returns as a result of the restatement of the historical SmartForce PLC financial statements, charges for the ongoing SEC investigation and costs associated with international restructuring activities. Non-cash charges included in the fiscal 2005 first quarter were $2.8 million, or $0.03 per diluted share, for amortization expense and the non-cash provision for income tax of $1.1 million, or $0.01 per diluted share. SkillSoft reported a net loss of $12.6 million, or $0.13 per basic and diluted share, for the fiscal 2004 first quarter which included restructuring and other non-recurring expenses of $6.6 million, or $0.07 per basic and diluted share, primarily for costs incurred due to the restatement of the historical SmartForce PLC financial statements.

"Our review of the sales forecasts for the remainder of the fiscal year indicates we will achieve our planned total annual booking number, although it will be more weighted to the second half of the year. In light of this shift in bookings we felt it prudent to factor that into our quarterly estimates going forward. With the benefit of having many of the operational distractions put behind us in fiscal 2004, we have and will continue to fully focus on sales growth opportunities and continue to explore ways to leverage our cost structure in the most efficient manner practicable," commented Chuck Moran, President and Chief Executive Officer.

Gross margins were 90% for the fiscal 2005 first quarter compared to 87% in the fiscal 2004 first quarter mainly due to efficiencies achieved as part of the Merger. Research and development expenses decreased to $9.4 million in the fiscal 2005 first quarter compared to $12.8 million in the fiscal 2004 first quarter due to the completion of merger-related research and development and incremental research and development regarding the Company's initiative for content and platform improvements. Sales and marketing expenses increased to $24.4 million in the fiscal 2005 first quarter from $23.3 million in the fiscal 2004 first quarter. This increase was primarily due to increased commission expense associated with higher revenues in the fiscal 2005 first quarter. General and administrative expenses decreased to $6.1 million in the fiscal 2005 first quarter compared to $8.9 million the fiscal 2004 first quarter mainly due to lower litigation costs. Restructuring and other non-recurring charges decreased to $0.6 million in the fiscal 2005 first quarter as compared to $6.6 million in the fiscal 2004 first quarter. This expense decreased primarily due to the completion of the restatement of the SmartForce PLC historical financial statements in the fiscal year ended January 31, 2004. The expense reflected in the fiscal 2005 first quarter relates primarily to the re-filing of statutory tax returns as a result of the restatement of the SmartForce PLC historical financial statements, charges for the ongoing SEC investigation and costs associated with international restructuring activities.

SkillSoft had approximately $106.5 million in cash, cash equivalents and short-term investments as of April 30, 2004 compared to $86.4 million as of January 31, 2004 which reflects a strong cash collection first quarter and delay in paying the initial 2002 securities class action settlement payment of $16.0 million to the second quarter ending July 31, 2004.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2005 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 12 days in the fiscal 2005 first quarter as compared to 14 days in the year ago period and 13 days in the fourth quarter of fiscal 2004. On a gross basis, which considers all items billed as receivables, DSOs were 76 days in the fiscal 2005 first quarter compared to 99 days in the year ago quarter and 122 days in the fourth quarter of fiscal 2004.

FISCAL 2005 OUTLOOK

For the fiscal year ending January 31, 2005 (fiscal 2005), the Company's annual outlook, as set forth in its press release issued on March 12, 2004, remains unchanged. The Company anticipates revenue to be in the range of $221 to $225 million. The Company continues to anticipate its Generally Accepted Accounting Principles (GAAP) net income for fiscal 2005 to be between $21.0 million and $24.0 million or $0.20 to $0.22 per basic and diluted share.

The Company experienced a shortfall in bookings in the first quarter and upon review of its sales pipeline for the remainder of fiscal 2005 the timing of bookings for the year now appears to be more weighted to the second half of the year. The first quarter booking shortfall did not materially affect first quarter revenue but will impact future quarterly revenue because of the Company's subscription revenue recognition model. The Company anticipates that the stronger bookings outlook for the second half of the fiscal year will offset weakness in the first half. As a result of these factors, the Company is adjusting its quarterly revenue and earnings targets for fiscal 2005 while maintaining the annual revenue and earnings targets. The Company's updated quarterly revenue targets for the second, third and fourth quarters of fiscal 2005 are $49.0 to $52.0 million, $52.0 to $56.0 million, and $64.0 to $67.0 million, respectively. This compares to the previous targets of $52.5 to $53.5 million, $55.0 to $56.0 million, and $62.0 to $63.0 million, respectively. The Company now anticipates its quarterly earnings per basic and diluted share for the second, third and fourth quarters of fiscal 2005 will be $0.01 to $0.025, $0.04 to $0.055, and $0.105 to $0.125, respectively. This compares to the previous targets of $0.04 to $0.044, $0.05 to $0.06, $0.08 to $0.09, respectively.

Separately, the Company now anticipates that annual capital expenditures are expected to be in the range of $7.5 to $8.5 million as compared to the previous range of $5.0 to $6.0 million due to additional hardware server requirements needed to support increased Skillport platform usage.

The Company is currently consolidating space in Ireland to fit the current needs of the business. When completed, this will result in a one-time charge to earnings and is expected to reduce the Company's operating expenses on a going-forward basis. In addition, the Company continues to work on resolving the insurance recovery matter pertaining to the 2002 securities class action lawsuit settled in the fourth quarter of fiscal 2004. Any insurance recovery less prior litigation resolution related costs would result in a one-time gain to earnings. Neither the facility consolidation nor the insurance recovery is reflected in the revised 2005 outlook.

The Company's outlook excludes the impact of potential restructuring charges, as well as the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also excludes the effect of financing arrangements that could impact outstanding shares and thereby the Company's EPS outlook.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Thursday, June 3, 2004 at 5:00 p.m. ET to discuss the Company's fiscal 2005 first quarter and fiscal 2005 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(703) 639-1212. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 1:00 p.m. ET on June 4, 2004 until 11:59 p.m. ET on June 11, 2004. The replay number is (703) 925-2533, passcode: 480571. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading global provider of e-learning content and technology products for business and information technology (IT) professionals within the Global 2000. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth courseware, learning management platform technology and support services.

Content offerings include SkillSoft's Business Skills Library and IT Skills and Certification Library; ITPro, BusinessPro, FinancePro, and OfficeEssentials Referenceware(R) collections by Books24x7; and health and safety compliance courseware by GoTrain.

For more information, visit www.skillsoft.com

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SkillSoft's Annual Report on Form 10-K for the year ended January 31, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of June 3, 2004. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###

                         SKILLSOFT PLC AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            APRIL, 30
                                                                 --------------------------------
                                                                      2004               2003
                                                                 -------------      -------------
Revenues                                                         $      52,817      $      43,613
Cost of revenues                                                         5,078              5,497
                                                                 -------------      -------------
           Gross profit                                                 47,739             38,116

Operating expenses:
           Research and development                                      9,444             12,782
           Selling and marketing                                        24,362             23,347
           General and administrative                                    6,054              8,934
           Amortization of stock-based compensation                        348                490
           Amortization of intangible assets                             2,422              2,406
           Restructuring and other non-recurring items                     585              6,552
                                                                 -------------      -------------
Total operating expenses                                                43,215             54,511
Other income / (expense), net                                             (179)                 4
Interest income, net                                                       123                363
Gain on sale of investments, net                                            --              3,682
                                                                 -------------      -------------
           Income / (loss) before provision for income taxes             4,468            (12,346)

Provision for income taxes - cash                                          141                229
Provision for income taxes - non-cash                                    1,124                 --
                                                                 -------------      -------------
Net income / (loss)                                              $       3,203      $     (12,575)
                                                                 =============      =============
Net income / (loss), per share, basic                            $        0.03      $       (0.13)
                                                                 =============      =============
Basic weighted average common shares outstanding                   103,163,380         99,599,477
                                                                 =============      =============
Net income / (loss), per share, diluted                          $        0.03      $       (0.13)
                                                                 =============      =============
Diluted weighted average common shares outstanding                 110,392,610         99,599,477
                                                                 =============      =============

                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)



                                                                 APRIL 30,   JANUARY 31,
                                                                   2004         2004
                                                                   ----         ----
ASSETS
CURRENT ASSETS:
           Cash, cash equivalents and short term investments     $ 81,480     $ 61,340
           Restricted cash                                         25,000       25,044
           Accounts receivable, net                                44,577       72,775
           Prepaid expenses and other current assets               21,215       24,759
                                                                 --------     --------
Total current assets                                              172,272      183,918
           Property and equipment, net                              7,163        6,447
           Goodwill                                               124,675      125,878
           Acquired intangible assets, net                         23,323       25,745
           Long term investments                                      261          266
           Other assets                                                73          124
                                                                 --------     --------
Total assets                                                     $327,767     $342,378
                                                                 ========     ========



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

           Accounts payable                                      $  5,061     $  6,588
           Accrued expenses                                        78,094       92,117
           Deferred revenue                                       118,349      134,328
                                                                 --------     --------
           Total current liabilities                              201,504      233,033
           Total long term liabilities                             22,510       23,587
           Total stockholders' equity                             103,753       85,758
                                                                 --------     --------
           Total liabilities and stockholders' equity            $327,767     $342,378
                                                                 ========     ========